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                                                          Exhibit 5




                                                     January 20, 1997

Premier Parks Inc.
122 East 42nd Street
New York, New York  10168

       Re:  Registration Statement on Form S-2
            (File No. 333-16763)
            --------------------

Gentlemen:

     We refer to the above-captioned registration statement (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act") filed by Premier Parks Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission, in connection with its offering (the "Notes Offering") of $125 million principal amount of its ___% Senior Notes due 2007 (the "Notes") to be unconditionally guaranteed on a senior unsecured basis (the "Note Guarantees" and together with the Notes, the "Securities") by Funtime Parks, Inc., an Ohio corporation, Funtime, Inc., an Ohio corporation, Wyandot Lake, Inc., an Ohio corporation, Darien Lake
Theme Park and Camping Resort, Inc., a New York corporation, D.L. Holdings, Inc., an Ohio corporation, Tierco Maryland, Inc., a Delaware corporation, Tierco Water Park, Inc., an Oklahoma corporation, Frontier City Properties, Inc., an Oklahoma corporation, and Frontier City Partners, Limited Partnership, an Oklahoma limited partnership (collectively, the "Note Guarantors"). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Registration Statement.

     In connection with the foregoing, we have examined the originals or photocopies or certified copies of such records of the Company and the Note Guarantors, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity and accuracy of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified copies or photocopies and the authenticity of such latter documents.

     Based on our examination mentioned above, and such other investigation as we have deemed necessary, we are of the opinion that the Securities to be issued by the Company and the Note Guarantors pursuant to the Registration Statement and in accordance with the terms of the Indenture will, upon issuance and authentication by the trustee under the Indenture, be duly authorized and issued and constitute valid and binding obligations of the Company and each of the Note Guarantors, enforceable in accordance with their terms, subject to bankruptcy and other laws of general application affecting the rights and remedies of creditors, and, subject in the case of the Note Guarantors, to the legal principles described in the Registration Statement under the caption "Risk Factors -- Potential Subordination or Voiding of Note Guarantees Bond on Fraudulent Conveyance."



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Premier Parks Inc.
January 20, 1997
Page 2

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder, or that we are "experts" within the meaning of the Securities Act or the rules and regulations promulgated thereunder.




                                                     Very truly yours,